EXHIBIT 99.1

Eagle Bancorp and American Federal Savings Bank Announce Approval of the Plan of Conversion and the Results of the Stock Offering

HELENA, Mont., March 30, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp (OTCBB:EBMT) announced today that its stockholders and the customers of American Federal Savings Bank (the "Bank") have each approved the Amended and Restated Plan of Conversion and Reorganization pursuant to which Eagle Financial MHC will convert to a stock holding company form of organization and Eagle Bancorp Montana, Inc. (the "Company"), the proposed stock holding company for the Bank, will sell shares of its common stock. The completion of the conversion remains subject to final regulatory approvals.

Eagle Bancorp also announced that the Company expects to sell 2,464,274 shares of common stock at $10.00 per share, for gross offering proceeds of $24.6 million in the offering. Orders for a total of 685,797 shares of common stock have been accepted in the syndicated community offering, for which Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and D.A. Davidson & Co. acted as co-manager. The Company received orders for 1,778,477 shares of common stock in the subscription and community offerings, including a purchase by the employee stock ownership plan, for which Stifel, Nicolaus & Company, Incorporated acted as selling agent.

Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public will be exchanged for shares of the Company's common stock so that Eagle Bancorp's existing stockholders will own approximately the same percentage of the Company's common stock as they owned of Eagle Bancorp common stock immediately prior to the conversion. As a result, Eagle Bancorp stockholders will receive 3.800 shares of the Company's common stock in exchange for each share of Eagle Bancorp common stock they own immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. After the offering and exchange, the Company will have a market capitalization of $40.8 million.

Assuming receipt of final regulatory approvals, the transaction is scheduled to close on April 5, 2010, at which time Eagle Financial MHC and Eagle Bancorp will cease to exist and the Company will become the fully public stock holding company of American Federal Savings Bank. The shares of common stock of Eagle Bancorp will cease trading on the OTC Bulletin Board at the close of business on April 1, 2010. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Market on April 5, 2010 under the trading symbol "EBMTD" for the first 20 trading days, and thereafter our trading symbol will be "EBMT."

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to purchasers on or about April 5, 2010. Eagle Bancorp stockholders holding shares in street name will receive shares of Company stock and cash in lieu of fractional shares into their brokerage accounts. On or about April 9, 2010, the Company's exchange agent will mail a letter of transmittal to Eagle Bancorp stockholders holding shares in certificated form. After returning their stock certificates and a properly completed letter of transmittal, the stockholders will be mailed stock certificates for their shares of Company common stock and a check representing cash in lieu of fractional shares.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend, Montana. Eagle Bancorp's common stock trades on the OTC Bulletin Board under the symbol "EBMT."

Forward Looking Statements -- This release may contain certain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Eagle Bancorp Montana, Inc. has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Eagle Bancorp are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Eagle Bancorp free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Eagle Bancorp are available free of charge from the Secretary of Eagle Bancorp at Eagle Bancorp, 1400 Prospect Avenue, Helena, Montana 59601, Attention: Secretary.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President
           and Chief Financial Officer
            (406) 457-4007